UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 12, 2009 (June 12, 2009)
Commercial Metals Company

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-4304	75-0725338

(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd.
Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)
(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 12, 2009, Commercial Metals Company (the “Company”) entered into an Amendment (the “Amendment”) to the Second Amended and Restated Receivables Purchase Agreement, dated April 30, 2008 (as from time to time amended prior to the date hereof, the “RPA”), among CMC Receivables, Inc., the Company, Liberty Street Funding LLC, Gotham Funding Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch. Defined terms used herein and not defined herein have the meanings assigned to such terms in the RPA, a copy of which was filed as Exhibit 10.1 to the Company’s Form 8-K, filed May 2, 2008.
     Pursuant to the Amendment, Section 1.01 of the RPA was amended to:
(i)	change the definition of “Commitment Termination Date” from June 12, 2009 to December 18, 2009;

(ii)	change the definition of “Credit Enhancement Floor” to mean, with respect to any Settlement Date, the sum of (a) twenty percent (20%), plus (b) the sum of the percentage for each Dilution Factor determined by multiplying the Expected Dilution for such Dilution Factor by the Dilution Horizon for such Dilution Factor;

(iii)	change the definition of “Credit Loss Reserve” to mean, with respect to any Settlement Date, the product, expressed as a percentage, of (a) 2.5, (b) the Loss Ratio as of such Settlement Date and (c) the Loss Horizon Ratio as of such Settlement Date;

(iv)	change the definition of “Dilution Reserve” to mean, as of any Settlement Date with respect to any type of Dilution Factor, the product of (a) the sum of (1) 2.5 times the Expected Dilution with respect to such type of Dilution Factor as of such Settlement Date, plus (2) the product of (A) the positive result, if any, of the Dilution Spike Ratio with respect to such type of Dilution Factor as of such Settlement Date, minus such Expected Dilution, and (B) a fraction, the numerator of which is such Dilution Spike Ratio and the denominator of which is such Expected Dilution, and (b) the Dilution Horizon Ratio with respect to such type of Dilution Factor as of such Settlement Date;

(v)	change the definition of “Eligible Receivable” to require that each “Eligible Receivable” (a) is either not subject to a contractual right of set-off or subject to a contractual right of set-off, the actual amount of which can at all times be (1) expressly determined and (2) tracked in a manner that would permit all adjustments, calculations and reporting requirements set forth in the RPA to be performed, (b) has an Obligor whose Defaulted Receivables have an aggregate Account Balance (as defined in the RPA without giving effect to the exclusion of Defaulted Receivables set forth therein) that constitutes no more than twenty-five percent (25%) of the aggregate Account Balance of such Obligor’s Receivables, and (c) is, if it is originated by Howell Metal Company, d/b/a CMC Howell Metal, either (1) not subject to any volume rebate or any volume discount, or (2) subject to a volume rebate or volume discount, the actual amount of which can at all times be (A) expressly determined and (B) tracked in a manner that would permit all adjustments, calculations and reporting requirements set forth in the RPA to be performed;

(vi)	change the definition of “Expiration Date” from June 12, 2009 to December 18, 2009;

(vii)	change the definition of “Gotham Maximum Net Investment” from $100,000,000 to $50,000,000, subject to further adjustment pursuant to the RPA;

(viii)	change the definition of “Liberty Maximum Net Investment” from $100,000,000 to $50,000,000, subject to further adjustment pursuant to the RPA; and

(ix)	remove CMC Dallas Trading (formerly Dallas Trading Division) from the definition of “Operating Divisions”.
     In addition, the Amendment also:
(i)	removed the final proviso in Section 5.06 of the RPA which provided that the Deferred Purchase Price, with respect to any day during the period of time from April 24, 2009 to, but excluding, May 26, 2009, would be increased by the Portfolio Performance Reserve; and

(ii)	revised Sections 10.01(r) and 10.01(s) of the RPA to provide that a “Termination Event” shall occur in the event that the average Default Ratio for any three (3) consecutive Accounting Periods is greater than two percent (2%) or in the event that the average Dilution Ratio for any three (3) consecutive Accounting Periods is greater than three and a half percent (3.5%).
     The Amendment is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference. The description of the material terms of the Amendment is qualified in its entirety by reference to such exhibit.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
The following exhibit is furnished with this Form 8-K.
10.1	Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated June 12, 2009, among CMC Receivables Inc., the Company, Liberty Street Funding LLC, Gotham Funding Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: June 12, 2009
	By: Name:	/s/ William B. Larson William B. Larson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated June 12, 2009, among CMC Receivables Inc., the Company, Liberty Street Funding LLC, Gotham Funding Corporation, The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, LTD., New York Branch.